UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2006
OCEANIC EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-08521	84-0591071
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 East Dorado Place, Suite 250, Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 220-8330
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously reported, the defendants in the Oceanic’s pending litigation arising from its being unfairly deprived of an opportunity to compete to develop hydrocarbons from the Timor Sea filed motions to dismiss Oceanic’s Second Amended Complaint in March, 2005. On September 21, 2006, the United States District Court for the District of Columbia issued an Order and Memorandum Opinion deciding these motions.
The Court denied the motions of defendants ConocoPhillips and ConocoPhillips Corporation (“ConocoPhillips”) with respect to Oceanic’s claims under the Racketeer Influenced and Corrupt Organization Act, the Robinson-Patman Act and under common law theories of intentional interference with prospective economic advantage, and unfair competition. Since the court found that Oceanic had stated legally cognizable claims against ConocoPhillips, these two defendants were ordered to file answers or other responsive pleadings to these claims of the Second Amended Complaint no later than October 10, 2006.
The Court granted ConocoPhillips’ motion to dismiss with respect to Oceanic’s claims under the Lanham Act and under the common law theory of unjust enrichment. These claims were dismissed with prejudice. Although the litigation will continue against the two ConocoPhillips parent corporations, the Court also granted ConocoPhillips’ motion to dismiss the ConocoPhillips domestic and foreign subsidiaries on jurisdictional grounds. The domestic subsidiaries were dismissed without prejudice.
Based on the Act of State Doctrine, the court dismissed with prejudice all claims against the Timor Sea Designated Authority and related entities.
Oceanic anticipates that ConocoPhillips will continue to deny the allegations of the Second Amended Complaint and will otherwise vigorously defend against Oceanic’s claims. Oceanic anticipates that ConocoPhillips will raise additional defenses. These could include factual defenses to the allegations in the Complaint as well as additional legal arguments.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANIC EXPLORATION COMPANY
Date: September 25, 2006	By:	/s/ Charles N. Haas
Charles N. Haas - President